UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

First Savings Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

January 9, 2024

Dear Fellow Shareholder:

You are cordially invited to attend the 2024 annual meeting of shareholders (the “Annual Meeting”) of First Savings Financial Group, Inc. The Annual Meeting will be held at the First Savings Bank Center located at 702 North Shore Drive, Jeffersonville, Indiana, on Tuesday, February 6, 2024, at 2:00 p.m., local time.

The notice of Annual Meeting and accompanying proxy statement appearing on the following pages describe the formal business to be transacted at the Annual Meeting. It is important that your shares are represented at the Annual Meeting, regardless of the number of shares you own. To make sure your shares are represented, we urge you to vote by promptly by completing and mailing the enclosed proxy card or by voting via the Internet or by telephone. Internet and telephone voting instructions appear on the enclosed proxy card.

Sincerely,

Larry W. Myers
President and Chief Executive Officer

FIRST SAVINGS FINANCIAL GROUP, INC.

First Savings Bank Center

702 North Shore Drive, Suite 300

Jeffersonville, Indiana 47130

(812) 283-0724

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	2:00 p.m., local time, on Tuesday, February 6, 2024

PLACE	First Savings Bank Center
702 North Shore Drive
Jeffersonville, Indiana

ITEMS OF BUSINESS	(1) To elect three directors to serve for a term of three years.

(2) To hold an advisory, non-binding vote to ratify the appointment of FORVIS, LLP to serve as the independent registered public accounting firm for the fiscal year ending September 30, 2024.

(3) To hold an advisory, non-binding vote on a resolution to approve the compensation of the named executive officers as disclosed in the accompanying proxy statement.

(4) To transact such other business that may properly come before the annual meeting and any adjournment or postponement of the annual meeting.

RECORD DATE	In order to vote, you must have been a shareholder at the close of business on December 29, 2023.

PROXY VOTING	It is important that your shares are represented and voted at the annual meeting. You can vote your shares via the Internet, by telephone or by completing and returning the proxy card or voting instruction card sent to you. You can revoke your proxy at any time before its exercise at the annual meeting by following the instructions in the accompanying proxy statement.

By Order of the Board of Directors,

Tony A. Schoen
Corporate Secretary

Jeffersonville, Indiana

January 9, 2024

FIRST SAVINGS FINANCIAL GROUP, INC.

Proxy Statement

FOR

2024 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

We are providing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of First Savings Financial Group, Inc. (the “Board”) for the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) and for any adjournment or postponement of the Annual Meeting. In this proxy statement, we may also refer to First Savings Financial Group as the “Company,” “we,” “our” or “us.”

First Savings Financial Group is the holding company for First Savings Bank. In this proxy statement we may also refer to First Savings Bank as the “Bank.”

We will hold the Annual Meeting at the First Savings Bank Center, located at 702 North Shore Drive, Jeffersonville, Indiana, on Tuesday, February 6, 2024, at 2:00 p.m., local time.

We are mailing this proxy statement and the enclosed proxy card to shareholders of record beginning on or about January 9, 2024.

Important Notice Regarding the Availability of Proxy Materials

for the SHAREHOLDERS’ Meeting to be held on FEBRUARY 6, 2024

This proxy statement and the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (the “SEC”), are available at www.proxyvote.com.

INFORMATION ABOUT VOTING

Who Can Vote at the Meeting

You are entitled to vote your shares of Company common stock that you owned as of December 29, 2023. As of the close of business on that date, 6,883,960 shares of Company common stock were outstanding. Each share of Company common stock has one vote.

The Company’s Articles of Incorporation provides that record holders of Company common stock who beneficially own, either directly or indirectly, more than 10% of outstanding Company common stock are not entitled to any vote with respect to those shares that exceed the 10% limit.

Ownership of Shares; Attending the Annual Meeting

You may own shares of the Company in one or more of the following ways:

•	Directly in your name as the shareholder of record;

•	Indirectly through a broker, bank or other holder of record in “street name”;

•	Indirectly through the First Savings Bank Employee Stock Ownership Plan (the “ESOP”); or

•	Indirectly through the First Savings Bank Profit Sharing/401(k) Plan (the “401(k) Plan”).

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us or to vote in person at the Annual Meeting.

If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form that accompanies your proxy materials. Your broker, bank or other holder of record may allow you to provide voting instructions by telephone or by the Internet. See the instruction form provided by your broker, bank or other holder of record that accompanies this proxy statement. If you hold your shares in street name, you will need proof of ownership to be admitted to the Annual Meeting. Examples of proof of ownership are a recent brokerage statement or a letter from a bank or broker. If you want to vote your shares of Company common stock held in street name in person at the Annual Meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares.

If you own shares of Company common stock indirectly through the ESOP or the 401(k) Plan, see “ESOP and 401(k) Plan Participant Voting” for voting information.

Quorum and Voting

Quorum. We will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the outstanding shares of Company common stock entitled to vote are present at the Annual Meeting, either in person or by proxy.

Vote Required for Proposals. Shareholders will elect three directors to serve for a term of three years. In voting on the election of directors, you may vote in favor of the nominees, withhold votes as to all nominees, or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast in the election of directors at the Annual Meeting, meaning that the nominees receiving the greatest number of votes will be elected up to the maximum number of directors to be elected at the Annual Meeting. The maximum number of directors to be elected at the Annual Meeting is three.

In voting on the ratification of the appointment of FORVIS, LLP (“FORVIS”) to serve as the Company’s independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To ratify the appointment of FORVIS, the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting is required.

In voting on the resolution to approve the compensation of the named executive officers, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To approve the resolution, the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting is required.

How We Count Votes. If you return valid proxy instructions or attend the Annual Meeting in person, we will count your shares to determine whether there is quorum, even if you abstain from voting. Broker non-votes also will be counted to determine the existence of a quorum.

In the election of directors, votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In counting votes on the proposal to ratify the appointment of the independent registered public accounting firm, abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal. Similarly, abstentions and broker non-votes will have no effect on the outcome of the advisory, non-binding vote on the compensation of the named executive officers.

Effect of Not Casting Your Vote

If you hold your shares in street name, you must cast your vote if you want it to count in the election of directors (Item 1) and in the advisory vote regarding the compensation of the named executive officers (Item 3). Current regulations prohibit your bank or broker from voting your uninstructed shares in the election of directors and on certain other matters on a discretionary basis. Therefore, if you hold your shares in street name and you do not instruct your bank or broker how to vote on Items 1 and 3, no votes will be cast on these matters on your behalf. These are referred to as broker non-votes. Your bank or broker does, however, have discretion to vote any uninstructed shares on the ratification of the appointment of the independent registered public accounting firm (Item 2).

Voting by Proxy

We are sending you this proxy statement to request that you allow your shares of Company common stock to be represented at the Annual Meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Board. The Board unanimously recommends that you vote:

•	“FOR” all of the nominees for director;

•	“FOR” the ratification of the appointment of FORVIS to serve as the independent registered public accounting firm; and

•	“FOR” the approval of the compensation of the named executive officers.

If any matters not described in this proxy statement are properly presented at the Annual Meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the Annual Meeting to solicit additional proxies. If the Annual Meeting is postponed or adjourned, your shares of Company common stock may be voted by the persons named in the proxy card on the new meeting date, provided that the new meeting occurs within 30 days of the original date of the Annual Meeting and you have not revoked your proxy. We do not currently know of any other matters to be presented at the Annual Meeting.

Instead of voting by completing and mailing a proxy card, registered shareholders can vote their shares of Company common stock via the Internet or by telephone. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for Internet and telephone voting appear on the enclosed proxy card and for the benefit plans on the voting instruction cards. The deadline for voting via the Internet or by telephone is 11:59 p.m., Eastern Time, on Monday, February 5, 2024.

ESOP and 401(k) Plan Participant Voting

If you participate in the ESOP or invest in Company common stock through the 401(k) Plan, you will receive a voting instruction card for each plan that reflects all shares you may direct the trustees to vote on your behalf under the plan. You may submit your voting instruction cards, or convey your voting instructions via the Internet, by telephone or by mail. Specific instructions for Internet or telephone submission are set forth on the voting instruction cards. Under the terms of the ESOP, all allocated shares of Company common stock held by the ESOP are voted by the ESOP trustee, as directed by plan participants. The ESOP trustee generally votes all unallocated shares of Company common stock held by the ESOP and allocated shares for which no timely voting instructions are received in the same proportion as shares for which the ESOP trustee has received timely voting instructions, subject to the exercise of its fiduciary duties. Under the terms of the 401(k) Plan a participant may direct the trustee how to vote the shares of Company common stock credited to the Participant under the plan. The Company will direct the 401(k) Plan trustee how to vote the shares of Company common stock for which timely voting instructions are not received. The deadline for returning voting instruction cards is Tuesday, January 30, 2024.

Revoking Your Proxy

Whether you vote or direct your vote by mail, telephone or via the Internet, if you are a registered shareholder or a participant in the ESOP and/or the 401(k) Plan, unless otherwise noted, you may later revoke your proxy by:

•	sending a written statement to that effect to the Company’s Corporate Secretary;

•	submitting a properly signed proxy card or voting instruction card with a later date;

•	voting by telephone or via the Internet at a later time (if initially able to vote in that manner) so long as such vote or voting direction is received by the applicable date and time set forth above for registered shareholders and participants in the ESOP and/or the 401(k) Plan; or

•	voting in person at the Annual Meeting (except for shares held in the ESOP and/or the 401(k) Plan).

If you hold your shares through a bank, broker, trustee or nominee and you have instructed the bank, broker, trustee or nominee to vote your shares, you must follow the directions received from your bank, broker, trustee or nominee to change those instructions.

CORPORATE GOVERNANCE

Director Independence

The Board currently consists of eleven members, all of whom are considered independent under the listing requirements of the Nasdaq Stock Market except for Larry W. Myers. Mr. Myers is not considered independent because he is employed as an executive officer of both the Company and the Bank. In determining the independence of directors, the Board considered the various deposit, loan and other relationships that each director and director nominee has with the Bank, including loans and lines of credit outstanding to L. Chris Fordyce and Martin A. Padgett, in addition to the transactions disclosed under “Other Information Relating to Directors and Executive Officers – Transactions with Related Persons”, but determined in each case that these relationships did not interfere with their exercise of independent judgment in carrying out their responsibilities as directors.

Board Leadership Structure and Board’s Role in Risk Oversight

The Board has determined that the separation of the offices of Chair of the Board and of President and Chief Executive Officer enhances Board independence and oversight. Moreover, the separation of those offices allows the President and Chief Executive Officer to better focus on his increasing responsibilities of managing the Company, enhancing shareholder value, and expanding and strengthening the Company’s franchise while allowing the Chair of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. Consistent with this determination, John E. Colin serves as Chair of the Board and Lead Director and Martin A. Padgett serves as Vice-Chair of the Board. Messrs. Colin and Padgett are considered independent directors under the listing requirements of the Nasdaq Stock Market.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. The Company faces numerous risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the daily management of risks the Company faces, while the Board (as a whole) and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, both the Chair and Vice-Chair of the Board meet regularly with management to discuss strategy and the risks facing the Company. Senior management attends the Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters. Both the Chair and Vice-Chair of the Board and the other independent members of the Board work together to provide strong, independent oversight of the Company’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.

Corporate Governance Policy

The Board has adopted a corporate governance policy to govern certain activities, including: the duties and responsibilities of directors; the composition, responsibilities and operations of the Board; the establishment and operation of Board committees; succession planning; convening executive sessions of independent directors; the Board’s interaction with management and third parties; and the evaluation of the performance of the Board and of the President and Chief Executive Officer.

Board Committees

The following table identifies the Board’s standing committees and their members as of September 30, 2023. All members of each committee are independent in accordance with the listing requirements of the Nasdaq Stock Market. Each committee operates under a written, Board-approved charter that governs its composition, responsibilities and operation. Each committee reviews and reassesses the adequacy of its charter at least annually. The charter of each committee is available at the Investor Relations section of the Bank’s website (www.fsbbank.net).

Director	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee
John E. Colin		X	X
Frank N. Czeschin	X	X
Samuel E. Eckart	X
L. Chris Fordyce			X (Chair)
Troy D. Hanke	X
John P. Lawson, Jr.			X
Pamela Bennett-Martin		X (Chair)
Larry W. Myers
Martin A. Padgett	X (Chair)	X	X
Steven R. Stemler			X
Douglas A. York	X
Number of meetings in fiscal 2023	7	4	2

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibilities in connection with the Company’s (i) independent registered public accountants, (ii) internal auditors, (iii) financial statements, (iv) earnings releases and guidance, (v) financial and capital structure and strategy, and (vi) compliance program, internal controls and risk management. All members of the Audit Committee are considered independent under the Nasdaq Stock Market listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Certain members of the Audit Committee are partners, controlling shareholders or executive officers of an organization that has a lending relationship with the Bank, or individually maintain such relationships. The Board has determined that such lending relationships do not interfere with the director’s exercise of independent judgment. The Board has determined that Douglas A. York and Martin A. Padgett, each a licensed Certified Public Accountant, and Troy D. Hanke, a former Certified Public Accountant, are “audit committee financial experts” as defined in Item 407 of SEC Regulation S-K and that they are independent as that term is used in Item 7 of SEC Schedule 14A. The Company has adopted a formal charter for the Audit Committee and the Audit Committee has reviewed and assessed the adequacy of the written charter during the past year.

Compensation Committee

The Compensation Committee, which is comprised solely of independent directors, approves the compensation objectives for the Company and the Bank, establishes the compensation for the Company’s and the Bank’s executive management, and conducts the performance review of the President and Chief Executive Officer. The Compensation Committee reviews all components of compensation, including salaries, cash incentive and bonus plans, equity-based incentive plans, long-term incentive plans, qualified retirement plans, various employee benefit matters, and director compensation. Decisions by the Compensation Committee regarding the compensation of executive officers are approved by the full Board. The Compensation Committee also assists the Board and executive management in evaluating potential candidates for select executive positions.

During the fiscal year ended September 30, 2023, the Compensation Committee engaged ChaseCompGroup, LLC (“ChaseCompGroup”), an independent compensation consultant, to provide consulting services with respect to evaluating and designing compensation, annual cash incentive and bonus, and equity-based incentive plans for the Company’s and the Bank’s executive and senior management relative to peers. The fees paid for these consulting services were approximately $16,000.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee assists the Board in identifying individuals qualified to become Board members, consistent with criteria approved by the Board; recommending director nominees to the Board the for the Company’s next annual meeting of shareholders; implementing policies and practices relating to corporate governance, including implementation of and monitoring adherence to corporate governance guidelines; leading the Board in its annual review of the Board’s performance; and recommending director nominees for each committee.

Minimum Qualifications for Director Nominees. The Nominating/Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board. A candidate must meet the eligibility requirements set forth in the Company’s Bylaws, which include an age limitation and a requirement that the candidate has not been subject to certain criminal or regulatory actions. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

If a candidate is deemed eligible for election to the Board, the Nominating/Corporate Governance Committee will then evaluate the following criteria in selecting nominees:

•	contributions to the range of talent, skill and expertise of the Board;

•	financial, regulatory and business experience, knowledge of the banking and financial service industries, familiarity with the operations of public companies and ability to read and understand financial statements;

•	familiarity with the Company’s market area and participation in and ties to local businesses and local civic, charitable and religious organizations;

•	personal and professional integrity, honesty and reputation;

•	the ability to represent the best interests of the shareholders of the Company and the best interests of the Company and the Bank;

•	the ability to devote sufficient time and energy to the performance of his or her duties;

•	independence, as is defined under applicable SEC and stock exchange listing criteria; and

•	investment in equity holdings in the Company.

The Nominating/Corporate Governance Committee will also consider any other factors it deems relevant, including diversity, competition, size of the Board and regulatory disclosure obligations.

With respect to nominating an existing director for re-election to the Board, the Nominating/Corporate Governance Committee will consider and review an existing director’s attendance and performance at Board meetings and at meetings of committees on which he or she serves; length of Board service; experience, skills and contributions that the existing director delivers to the Board; and independence.

Director Nomination Process. The Nominating/Corporate Governance Committee follows a process to identify and evaluate individuals to be nominated for election to the Board.

For purposes of identifying nominees for the Board, the Nominating/Corporate Governance Committee relies on personal contacts of its committee members and other members of the Board, as well as its knowledge of members of the communities served by the Bank. The Nominating/Corporate Governance Committee will also consider director candidates recommended by shareholders according to the policy and procedures set forth below.

In evaluating potential nominees, the Nominating/Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board by evaluating the candidate under the criteria set forth above. If such individual fulfills these criteria, the Nominating/Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board.

Considerations of Recommendations by Shareholders. The policy of the Nominating/Corporate Governance Committee is to consider director candidates recommended by shareholders who appear to be qualified to serve on the Board. The Nominating/Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board and the Nominating/Corporate Governance Committee does not perceive a need to increase the size of the Board. To avoid the unnecessary use of the Nominating/Corporate Governance Committee’s resources, the Nominating/Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Shareholders. To submit a recommendation of a director candidate to the Nominating/Corporate Governance Committee, a shareholder should submit the following information in writing, addressed to the Chair of the Nominating/Corporate Governance Committee, care of the Corporate Secretary, at the main office of the Company:

•	The name of the person recommended as a director candidate;

•	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934;

•	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and serving as a director if elected;

•	As to the shareholder making the recommendation, the name and address of such shareholder as they appear on the Company’s records; provided, however, that if the shareholder is not a registered holder of Company common stock, the shareholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of Company common stock; and

•	A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

For a director candidate to be considered for nomination at the Company’s annual meeting of shareholders, the recommendation must be received by the Nominating/Corporate Governance Committee at least 120 calendar days before the date the Company’s proxy statement was released to shareholders in connection with the Company’s prior year annual meeting of shareholders, advanced by one year.

Board and Committee Meetings

During the fiscal year ended September 30, 2023, the Board held 9 meetings and the board of directors of the Bank held 12 meetings. No director attended fewer than 75% of the total meetings of the Board or the Board of the Directors of the Bank and the respective committees on which such director served during fiscal 2023.

Director Attendance at Annual Meetings of Shareholders

The Board encourages each director to attend the Annual Meeting. Last year, all directors, except Frank N. Czeschin, attended the Company’s annual meeting of shareholders.

Code of Ethics and Business Conduct

The Company has adopted a code of ethics and business conduct which applies to all of the Company’s and the Bank’s directors, officers and employees. A copy of the code of ethics and business conduct is available on the Investor Relations section of the Bank’s website (www.fsbbank.net).

Anti-Hedging Policy

The Company has adopted a policy that prohibits directors, officers and employees of the Company or any of its subsidiaries, and their related persons, from purchasing or selling, or offering to purchase or offering to sell, derivative securities relating to the Company’s common stock, whether or not issued by the Company, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s common stock.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements contained in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, FORVIS, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States (“GAAP”), their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters to be discussed with the Audit Committee as required by Public Company Accounting Oversight Board (United States) (“PCAOB”) Auditing Standard No. 1301, Communication With Audit Committees, by other standards of the PCAOB, by the rules of the SEC, and by other applicable regulations. The Audit Committee has received the written disclosures and the letter from the independent registered public firm required by the applicable requirements of PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accountants the independence of the independent registered public accountants from management and the Company and considered the compatibility of non-audit services rendered by the independent registered public accountants with the independent registered public accountants’ independence.

The Audit Committee discussed with the Company’s internal auditors and the independent registered public accountants the overall scope and plans for and results of their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, credit quality and the overall quality of the Company’s financial reporting.

The Audit Committee Charter provides that the Audit Committee is responsible for the appointment, compensation and oversight of the independent registered public accountants. It also confirms that the Audit Committee considers non-audit-related fees and services when addressing auditor independence. The Charter also provides that the Audit Committee review and evaluate the lead partner of the independent registered public accountants.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2023, for filing with the SEC.

This report is not deemed “soliciting material” or deemed to be filed with the SEC or subject to SEC Regulation 14A or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically requests that this report be treated as soliciting material or specifically incorporates it by reference in a document otherwise filed with the SEC.

Submitted by the Audit Committee:

Martin A. Padgett, CPA, MBA, FACHE (Chair)

Douglas A. York, CPA

Frank N. Czeschin

Samuel E. Eckart

Troy D. Hanke

DIRECTOR COMPENSATION

The following table provides the compensation received by individuals who served as directors, but who were not also named executive officers, of the Company during the fiscal year ended September 30, 2023.

	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
John E. Colin	$31,500	$5,623	$4,283	$4,632	$138	$46,176
Frank N. Czeschin	31,500	5,623	4,283	—	138	41,544
Samuel E. Eckart	27,500	5,623	4,283	17,343	138	54,887
L. Chris Fordyce	25,000	5,623	4,283	10,450	138	45,494
Troy D. Hanke	27,500	5,623	4,283	—	138	37,544
John P. Lawson, Jr.	22,500	5,623	4,283	7,508	138	40,052
Pamela Bennett-Martin	28,000	5,623	4,283	—	138	38,044
Martin A. Padgett	34,000	5,623	4,283	3,913	138	47,957
Steven R. Stemler	22,500	5,623	4,283	—	355	32,761
Douglas A. York	35,000	5,623	4,283	—	138	45,044

(1)	Reflects the aggregate grant date fair value for restricted stock awards granted during the fiscal year, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 – Share Based Payment. The amounts were calculated based on the Company’s stock price as of the grant date, which was $22.49 per share. See footnotes to the directors and executive officers stock ownership table under “Stock Ownership” for the aggregate number of unvested restricted stock award shares held in trust by each director at fiscal year-end. Restricted stock awards fully vest on the first anniversary of the grant date.

(2)	Reflects the aggregate grant date fair value for stock options granted during the fiscal year, computed in accordance with FASB ASC Topic 718 using the binomial option pricing model to estimate the fair value of stock option awards. Stock option awards fully vest on the first anniversary of the grant date. The actual realized value of the stock options, if any, will depend on the extent to which the market value of Company common stock exceeds the exercise price of the stock options on the exercise date. Accordingly, there is no assurance that the realized value will be at or near the estimated value reflected in the table.

Cash Retainer and Meeting Fees for Non-Employee Directors. The following table sets forth the applicable retainers and fees currently paid to our non-employee Bank directors and our Company directors for their service on the Board and the board of directors of the Bank.

Board of Directors of the Bank:
Annual Retainer – Directors	$20,000
Annual Retainer – Chair	30,000
Annual Retainer – Vice-Chair	25,000

Board of Directors of the Company:
Annual Retainer – Directors (including Chair and Vice Chair)	$20,000
Annual Retainer – Committees:
Audit Committee Members (except Chair)	7,500
Audit Committee – Chair	15,000
Compensation Committee Members (except Chair)	4,000
Compensation Committee – Chair	8,000
Nominating/Corporate Governance Committee Members (except Chair)	2,500
Nominating/Corporate Governance Committee – Chair	5,000

Deferred Compensation Plan. The Company and the Bank sponsor a deferred compensation plan for eligible directors and employees. As of September 30, 2023, no employees participated in the plan. The deferred compensation plan is a successor to certain director deferred compensation agreements previously entered into with certain non-employee directors of the Company and the Bank. Under the deferred compensation plan, eligible directors may elect to defer receipt of a portion their cash remuneration (including retainers and meeting fees). Participants must make their deferral elections and the timing of form of distributions under the plan in accordance with the procedures set forth in the plan. Benefits become payable under the plan upon a participant’s death, separation from service or upon a change in control. Participants may also request distributions in the event of an unforeseeable emergency. Distributions may be in the form of a lump sum or annual payments over a period of up to ten years. The Company or the Bank will credit a participant’s deferral account with interest until it is distributed to the participant. The interest rate under the plan is the prime rate on the last day of the preceding calendar quarter plus 2%. The interest rate adjusts quarterly and may not exceed 8%.

STOCK OWNERSHIP

The following table provides information as of December 29, 2023, about the persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to beneficially own any shares of common stock over which the person has, directly or indirectly, sole or shared voting or investment power.

Name and Address	Number of Shares Beneficially Owned		Percent of Company Common Stock Outstanding (1)
Financial Opportunity Fund LLC FJ Capital Management LLC Martin Friedman 1313 Dolley Madison Blvd., Suite 306 McLean, VA 22101	527,892	(2)	7.67%

Larry W. Myers 702 North Shore Drive, Suite 300 Jeffersonville, IN 47130	431,029	(3)	6.22

First Savings Bank Profit Sharing/401(k) Plan 702 North Shore Drive, Suite 300 Jeffersonville, IN 47130	430,651		6.26

Wedbush Opportunity Capital, LLC Wedbush Opportunity Partners, LP 1000 Wilshire Blvd Los Angeles, CA 90017	391,911	(4)	5.69

(1)	Based on 6,883,960 shares of Company common stock outstanding and entitled to vote as of December 29, 2023.

(2)	Based on a Schedule 13G/A filed with the SEC on February 8, 2023.

(3)	Includes 84,687 shares held in his spouse’s individual retirement account (“IRA”), 202,471 shares held in the 401(k) Plan, 30,155 shares allocated in the ESOP, 11,475 shares held through unvested stock awards and 47,427 shares held subject to exercisable stock options.

(4)	Based on a Schedule 13G/A filed with the SEC on February 12, 2016.

The following table provides information as of December 29, 2023, about the shares of Company common stock that may be considered beneficially owned by each nominee for director, by each director continuing in office, by each named executive officer appearing in the Summary Compensation Table (“SCT”) appearing elsewhere in this proxy statement, and by all directors and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown and none of the named individuals has pledged any of his or her shares.

Name	Number of Shares Beneficially Owned		Percent of Company Common Stock Outstanding (1)
Director Nominees and Directors Continuing in Office:
John E. Colin	22,585	(2)	*
Frank N. Czeschin	53,191	(3)	*
Samuel E. Eckart	31,995	(4)	*
L. Chris Fordyce	45,693	(5)	*
Troy D. Hanke	10,450	(6)	*
John P. Lawson, Jr.	63,460	(7)	*
Pamela Bennett-Martin	30,544	(8)	*
Larry W. Myers	431,029	(9)	6.22%
Martin A. Padgett	13,693	(10)	*
Steven R. Stemler	31,540	(11)	*
Douglas A. York	129,283	(12)	1.88

Executive Officers Who Are Not Company Directors:
Tony A. Schoen	190,537	(13)	2.76
Jackie R. Journell	65,928	(14)	*

All Directors and Executive Officers as a Group (13 persons)	1,119,928	(15)	15.91

*	Represents less than 1% of outstanding Company common stock.

(1)	Based on 6,883,960 shares of Company common stock outstanding and entitled to vote as of December 29, 2023.

(2)	Includes 250 shares held through unvested stock awards and 13,050 shares subject to exercisable stock options.

(3)	Includes 30,876 shares held in an IRA, 250 shares held through unvested stock awards and 4,950 shares subject to exercisable stock options.

(4)	Includes 4,350 shares subject to exercisable stock options.

(5)	Includes 250 shares held through unvested stock awards and 4,350 shares subject to exercisable stock options.

(6)	Includes 250 shares held through unvested stock awards and 7,200 shares subject to exercisable stock options.

(7)	Includes 23,259 shares held in an IRA, 250 shares held through unvested stock awards and 4,350 shares subject to exercisable stock options

(8)	Includes 250 shares held through unvested stock awards and 5,550 shares subject to exercisable stock options.

(9)	Includes 84,687 shares held in Mr. Myers’ spouse’s IRA, 202,471 shares held in the 401(k) Plan, 30,155 shares allocated under the ESOP, 11,475 shares held through unvested stock awards and 47,427 shares subject to exercisable stock options.

(10)	Includes 250 shares held through unvested stock awards and 4,350 shares subject to exercisable stock options.

(11)	Includes 448 shares held through unvested stock awards and 5,550 shares subject to exercisable stock options.

(12)	Includes 60,000 shares with respect to which Mr. York disclaims beneficial ownership which are held by a limited liability company with which Mr. York is affiliated, 250 shares held through unvested stock awards and 5,850 shares subject to exercisable stock options.

(13)	Includes 44,768 shares held in the 401(k) Plan, 17,030 shares allocated under the ESOP, 7,500 shares held through unvested stock awards and 30,750 shares subject to exercisable stock options. 45,363 shares are pledged as collateral for a loan.

(14)	Includes 9,007 shares allocated under the ESOP, 3,750 shares held through unvested stock awards and 16,791 shares subject to exercisable stock options.

(15)	Includes 25,173 shares held through unvested stock awards and 154,518 shares subject to exercisable stock options.

BUSINESS ITEMS TO BE VOTED ON BY SHAREHOLDERS

Item 1 — Election of Directors

The Board currently consists of eleven members. The Board is divided into three classes, each with three-year staggered terms, with approximately one-third of the directors elected each year. All the nominees for director serve as directors of the Company and the Bank. All the directors continuing in office serve as directors of the Company and the Bank, except for Frank N. Czeschin who serves as director of the Company only.

The three nominees for election as directors, each to serve for a three-year term or until his successor has been duly elected and qualified, are Pamela Bennett-Martin, Martin A. Padgett and John E. Colin.

Samuel E. Eckart, whose term as a director will expire at the Annual Meeting, has not been re-nominated because he will retire from the Board effective as of the date of the Annual Meeting in accordance with the director age qualification set forth in the Company’s Bylaws. To eliminate the vacancy, the Board has taken action to reduce the size of the Board concurrent with the effectiveness of his retirement.

Unless you indicate that your shares should not be voted for one or more nominee(s), the Board intends to vote the proxies solicited by it in favor of the election of all the Board’s nominees. If any nominee is unable to serve, the persons named in the proxy card would vote your shares to approve the election of any substitute proposed by the Board. At this time, we know of no reason why any nominee might be unable to serve.

The Board unanimously recommends that shareholders vote “FOR” all of the nominees.

Information regarding the nominees for election at the Annual Meeting and the directors continuing in office is provided below. Unless otherwise stated, he or she has held his or her current occupation for at least the last five years. His or her indicated age is as of September 30, 2023.

Board Nominees for Terms Expiring in 2027

Pamela Bennett-Martin is the Operations Director of Bennett & Bennett, a Shepherd Insurance Partner. She is the former President and owner of Bennett & Bennett Insurance, Inc and a former director of Community First Bank. Age 65. Director since 2009 and a director of the Bank since 2009.

Ms. Bennett-Martin’s experience in the ownership and operation of a local insurance company, plus providing insurance and financial-related services in the region in which the Company conducts its business, provides the Board with valuable insight regarding the local business and consumer environment and valuable strategic positioning for financial services development. In addition to service as a director of the Company and the Bank, she served ten years as a director of Community First Bank.

Martin A. Padgett, CPA, MBA, FACHE is the Chief Executive Officer of Dr. Black’s Eye Associates and Vision Surgical Center. He previously served for 26 years as the Chief Executive Officer at Clark Memorial Health, a division of LifePoint Health, which is owned by certain funds managed by affiliates of Apollo Global Management, LLC. Age 58. Director since 2017 and a director of the Bank since 2015.

Mr. Padgett is a certified public accountant and a fellow in the American College of Health Executives that has more than thirty years of experience in healthcare finance and administration, most recently with a hospital located within the region in which the Company conducts its business. His significant business experience in healthcare, finance, accounting and executive leadership provides the Board with unique insights into the healthcare industry and regional economic environment; enhances the Board's expertise in financial analytics; and qualifies him as a financial expert servicing on the Audit Committee.

John E. Colin serves as Chair of the Board and Chair of the board of directors of the Bank, positions held since February 2017. Mr. Colin is a partner in the law firm of Simpson Colin, LLC. Age 53. Director since 2013 and a director of the Bank since 2011.

Mr. Colin’s experience practicing law within the region in which the Company conducts its business affords the Board in-depth knowledge and understanding of the issues facing the Bank and the Company and the skills needed to guide the Company, the Bank and their management effectively.

Directors Continuing in Office with Terms Expiring in 2025

Douglas A. York, CPA, is Director of DMLO, a public accounting firm. Age 61. Director and a director of the Bank since 2008.

Mr. York is an experienced certified public accountant practicing primarily within the region in which the Company conducts its business and whose financial background qualifies him as a financial expert servicing on the Audit Committee. In addition, he possesses substantial management experience as Director of DMLO, a regional CPA firm.

John P. Lawson, Jr. formerly served as Executive Vice President and Chief Operating Officer of the Company and the Bank until his retirement effective December 31, 2019. He joined the Bank in 1988. Age 66. Director since 2008 and a director of the Bank since 2006.

Mr. Lawson’s thirty-two years of experience in the management of the Bank provides the Board valuable insight regarding the business and operations of the Company and the Bank. Before his affiliation with the Bank, he developed financial expertise as a financial planner. His knowledge of the Company and the Bank’s history and business operations position him well for continued service as a director of the Company and the Bank.

Frank N. Czeschin is President of Indiana Utilities Corporation, a natural gas distributor. He is a former director of Community First Bank. Age 62. Director since 2009.

Mr. Czeschin’s management experience in the ownership of a local utility company that operates in the region in which the Bank conducts its business, provides the Board with valuable insight regarding the local business and consumer environment. In addition to service as a director of the Company, he served ten years as a director of Community First Bank.

Steven R. Stemler is the President and Chief Executive Officer of The Stemler Corporation, a mechanical contractor. He is a former director of the Your Community Bankshares, Inc., as well as, a former member of the Indiana House of Representatives. Age 63. Director and a director of the Bank since 2019.

Mr. Stemler’s combination of private and public financial experience, along with his extensive knowledge of the regional economy, local customer base and the workings of state government, uniquely position him to strengthen the Board’s collective skills and experience.

Directors Continuing in Office with Terms Expiring in 2026

L. Chris Fordyce is a family-farm operator in Washington County, Indiana. He is a former director of Community First Bank. Age 68. Director since 2017 and a director of the Bank since 2009.

Mr. Fordyce's activities in the Washington County communities and experience in agriculture in the region in which the Company conducts its business provides the Board with insight regarding the local agricultural environment. In addition to service as a director of the Company and the Bank, he served four years as a director of Community First Bank.

Troy D. Hanke is the Chief Financial Officer and a member of Bridgeman Foods, one of the largest restaurant franchisees in the United States, which owns and operates more than 200 national-brand restaurant locations throughout the United States. Before joining the Bridgeman Foods, he was a senior manager in the audit practice of Deloitte. He also serves on the boards of directors of Heartland Coca-Cola Bottling and Coca-Cola Canada. Age 54. Director since 2020 and a director of the Bank since 2020.

Mr. Hanke is a former certified public accountant that has more than twenty years of experience in franchise restaurant and beverage finance and operations. His tenured business experience provides the Board with unique insights into the national-brand restaurant, beverage bottling and distribution, and commercial retail real estate industries and national economic environment, both in which the Company conducts commercial real estate lending.

Larry W. Myers is the President and Chief Executive Officer of the Company and the Bank. He joined the Bank in 2005 and previously served as Chief Operations Officer of the Bank. Before joining the Bank, he served as Area President of National City Bank in southern Indiana. Age 65. Director since 2008 and a director of the Bank since 2005.

Mr. Myers’ forty-one years of experience in the local banking industry and involvement in business and civic organizations within the region in which the Company conducts its business affords the Board valuable insight regarding business initiatives and operations of the Company and the Bank. His knowledge of the Company’s and the Bank’s business, combined with his tenure and strategic vision, position him well for continued service as a director, and as President and Chief Executive Officer of the Company and the Bank.

Executive Officers Who Do Not Serve as Directors

Set forth below is information regarding our executive officers who do not serve as directors of the Company. They have held their current position for at least the last five years, unless otherwise stated. The age presented is as of September 30, 2023.

Tony A. Schoen, CPA, is the Chief Financial Officer of the Company and the Bank. He joined the Bank in 2007 and previously served as Assistant Controller of the Bank. Before joining the Bank, he was a manager with Monroe Shine & Co., Inc., a regional CPA firm. Director of the Bank since 2017. Age 46.

Jackie R. Journell, CPA, is the Chief Operating Officer of the Company and the Bank. She joined the Bank in 2009 and previously served as Chief Accounting Officer of the Company and the Bank and as Controller of the Bank. Before joining the Bank, she was the Chief Financial Officer of Community First Bank. Age 56.

Item 2 – Advisory, Non-Binding Vote to Ratify the Appointment of Independent Registered Public Accounting Firm

FORVIS served as the Company’s independent registered public accounting firm for the fiscal year ended September 30, 2023. The Audit Committee is responsible for appointing the Company’s independent registered public accounting firm. The Audit Committee has selected FORVIS to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2024. We are submitting this selection for shareholder ratification at the Annual Meeting. We expect a representative of FORVIS to be present at the Annual Meeting and to have an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions from shareholders.

Although we are not required to have our shareholders ratify the selection of the independent registered public accounting firm, the Board has determined to seek this ratification from shareholders as a means of soliciting shareholders’ views and as a matter of good corporate governance. If our shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain FORVIS, but may retain the firm, nonetheless. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its shareholders.

The Board unanimously recommends that shareholders vote “FOR” the ratification of the appointment of FORVIS to serve as the independent registered public accounting firm for the 2024 fiscal year.

Audit Fees. The following table sets forth the fees billed to the Company and the Bank by FORVIS for the fiscal years ended September 30, 2023 and 2022:

	2023	2022
Audit fees (1)	$628,323	$—
Audit-related fees (2)	12,500	—
Tax fees (3)	78,500	—
All other fees	—	—

(1)	Includes fees for the audit of the consolidated financial statements, integrated audit of internal controls over financial reporting as required under Section 404 of the Sarbanes-Oxley Act, and review of interim financial information contained in the quarterly reports on Form 10-Q and other regulatory reporting.

(2)	Includes fees for the audit of the U.S. Housing and Urban Development assisted programs.

(3)	Includes fees for tax compliance services, including preparation of federal and state income tax returns, and tax payment and planning advice.

Change in Independent Registered Public Accounting Firm.

Dismissal of Independent Registered Public Accounting Firm. On December 5, 2022, the Company notified Monroe Shine & Co. Inc. (“Monroe Shine”) of its dismissal as the Company's independent registered public accounting firm effective upon the completion of its audit of the Company’s consolidated financial statements for the fiscal year ended September 30, 2022. The decision to dismiss Monroe Shine was approved by the Audit Committee. The dismissal of Monroe Shine was not related to any disagreements with Monroe Shine on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Monroe Shine’s audit reports on the Company’s consolidated financial statements for each of the fiscal years ended September 30, 2020 and September 30, 2021 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company's fiscal years ended September 30, 2021 and September 30, 2022 and the subsequent interim period from October 1, 2022 through the December 5, 2022: (i) there were no disagreements with Monroe Shine on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to Monroe Shine's satisfaction, would have caused Monroe Shine to make reference to the subject matter of the disagreement in connection with its reports, and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K of the SEC.

Engagement of New Independent Registered Public Accounting Firm. On December 5, 2022, the Company notified FORVIS that it had been selected to serve as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2023. The selection of FORVIS was approved by the Audit Committee.

During the Company’s fiscal years ended September 30, 2021 and September 30, 2022 and the subsequent interim period from October 1, 2022 through the December 5, 2022, neither the Company nor anyone on its behalf consulted with FORVIS regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, and neither a written report nor oral advice was provided to the Company that FORVIS concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” (as defined in SEC Regulation S-K Item 304(a)(1)(iv)) or a “reportable event” (as defined in SEC Regulation S-K Item 304(a)(1)(v)).

Policy Regarding Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm. The Audit Committee has adopted a policy for approval of audit and permitted non-audit services by the Company’s independent registered public accounting firm. The Audit Committee will consider annually and approve the provision of audit services by the independent registered public accounting firm and, if appropriate, approve the provision of certain defined audit and non-audit services. The Audit Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements.

Any proposed specific engagement may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members. The member(s) to whom such authority is delegated shall report any specific approval of services at its next regular meeting. The Audit Committee will regularly review summary reports detailing all services being provided to the Company by its independent registered public accounting firm.

During the fiscal year ended September 30, 2023, all audit-related fees, tax fees, and all other fees set forth in the table above were approved by the Audit Committee.

Item 3 – Advisory, Non-Binding Vote to Approve the Compensation of Named Executive Officers

The federal securities laws require the Company to hold an advisory, non-binding shareholder advisory vote on the compensation of its named executive officers, as described in the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure in this proxy statement.

Commonly known as a “say-on-pay” proposal, this proposal gives Company shareholders the opportunity to endorse or not endorse the Company’s executive compensation program and policies through a vote on the following resolution:

“Resolved, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure in this proxy statement.”

Because the vote is advisory, it will not be binding upon the Company or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board unanimously recommends a vote “FOR” approval of the compensation of the Company’s named executive officers.

The federal securities laws also require the Company to obtain, at least once every six years, a shareholder vote on the frequency of a shareholder vote on the compensation of the named executive officers. At the Company’s 2023 annual meeting of shareholders, the Board recommended, and the Company shareholders voted in favor of, holding an annual advisory vote on the compensation of the named executive officers. The next shareholder vote on the frequency of a shareholder vote on the compensation of the named executive officers will occur no later than at the Company’s 2029 annual meeting of shareholders.

EXECUTIVE COMPENSATION

The Company is a “smaller reporting company” (as defined in SEC rules and regulations) and as such, is entitled to certain exemptions from various reporting requirements that apply to other public companies that are not smaller reporting companies. These include, but are not limited to, reduced disclosure obligations regarding executive compensation in our proxy statements, including the requirement to include a specific form of Compensation Discussion and Analysis. We have elected to include expanded discussion and disclosure not required of smaller reporting companies.

Introduction

The objective of our executive compensation program is to attract, retain, and motivate leaders who are committed to executing the Company’s and the Bank’s business strategies, acting in the best interests of our stakeholders, and creating long-term value for our shareholders. To assist in achieving these objectives, the Compensation Committee has designed an executive compensation program that consists of fixed and variable pay elements in the form of base salaries, annual cash incentives and bonuses, and long-term equity incentives. We also provide retirement benefits that aid in the retention of our “named executive officers,” which include the Principal Executive Officer (the “PEO”) (i.e., President and Chief Executive Officer) and the two most highly compensated other executive officers (other than the PEO) of the Company. These individuals are referred to in this proxy statement as the “named executive officers” or “NEOs.”

The following discussion provides an overview of our Compensation Committee’s philosophy and objectives in designing our compensation programs, as well as the compensation determinations and rationale for those determinations for our NEOs.

Governance Practices and Policies

•	We have established compensation practices that we believe are consistent with best practices in corporate governance.

•	We base the cash incentive bonus plans on pre-established goals, employ a variety of performance metrics to deter excessive risk taking by eliminating any incentive focus on a single performance goal, and include appropriate levels of discretion to adjust incentive and bonus payments if results are not aligned with asset quality and regulatory compliance.

•	Equity incentive awards for NEOs and other officers include long-term vesting (e.g. graduated five-year period) and double-trigger vesting provisions upon a change in control.

•	Employment agreements include double-trigger provisions for payments upon a change in control.

•	We do not provide significant perquisites.

•	We do not use compensation-related tax gross-ups.

•	The Compensation Committee, consisting solely of independent directors, actively oversees our compensation programs and practices.

•	We engage an independent compensation consultant selected by the Compensation Committee.

Role of Compensation Committee

Each member of the Compensation Committee is an “independent director”, as defined by the applicable rules and regulations of the Nasdaq Stock Market, and meets the applicable standards of independence prescribed for purposes of federal securities, tax and other laws relating to the Compensation Committee’s duties and responsibilities. Additionally, none of these individuals is a former officer or employee of the Company or the Bank.

The Compensation Committee is responsible for establishing and overseeing executive compensation programs, annually reviewing and approving the performance and compensation of the PEO, and reviewing and approving recommendations regarding the compensation of the other executive officers reporting directly to the PEO. As part of that process, the Compensation Committee engages the services of an independent compensation consultant, ChaseCompGroup, to assist in evaluating and designing compensation, annual cash incentive and bonus, and equity-based incentive plans for the Company’s and the Bank’s executive and senior management relative to peers. While the Compensation Committee considers input from ChaseCompGroup, final decisions are based upon many factors and considerations.

Role of Management

The PEO does not play any role in the Compensation Committee’s determination of his compensation. The Compensation Committee does; however, solicit input from the PEO concerning the performance and compensation of the other executive officers. The PEO bases his respective recommendations on an assessment of each executive officer’s performance, peer data, competitive market conditions, retention risk, and our comprehensive compensation practices and philosophy. When appropriate, the Compensation Committee meets in executive session excluding the PEO. All executive officer compensation decisions are determined and approved by the Compensation Committee.

Role of Compensation Consultant

The Compensation Committee has the authority to engage, including approval of terms and fees, retain and terminate a compensation consultant. ChaseCompGroup reports directly to the Compensation Committee and services are performed according to the direction, approval and prior knowledge of the Compensation Committee

The Compensation Committee has analyzed whether services performed by ChaseCompGroup have raised any conflict of interest, taking into consideration the following factors, among others: (i) the provision of other services to the Company by ChaseCompGroup; (ii) the amount of fees the Company paid to ChaseCompGroup as a percentage of ChaseCompGroup’s total revenue; (iii) ChaseCompGroup’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship between ChaseCompGroup or its compensation advisors with an executive officer of the Company or the Bank; (v) any business or personal relationship between ChaseCompGroup or its compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by ChaseCompGroup or its compensation advisors. The Compensation Committee has determined, based on its analysis of the above factors and other considerations, that the engagement of ChaseCompGroup has not created any conflict of interest.

Benchmarking and Peer Groups

ChaseCompGroup, together with the Compensation Committee, developed and recommended an appropriate peer group for assessing competitive compensation practices and comparing the Company’s financial performance. The Compensation Committee selected a regional peer group of 20 publicly traded thrift and banking institutions in the Midwest, plus Kentucky and Tennessee, with average assets of $2.2 billion for comparing base salary, total compensation and the Company’s performance. Additional consideration was given to the business models and performance of the peer group and the Company. The Compensation Committee evaluates the peer group annually for suitability and may modify peer groups from time to time based on mergers and acquisitions within the industry, changes in business models, or other relevant factors. While the compensation program for executive officers is measured to the peer group, the compensation of each executive officer may vary based on other factors, such as the individual’s performance, experience, responsibilities and competitive market conditions.

Components of the Compensation Program

During fiscal year 2023, our executive officer compensation program included four elements: base salary, annual cash incentive bonuses, equity incentive awards, and benefit plans. Philosophically, the Company establishes a lower base salary for executive officers, generally around the 50th percentile of the peer group, and provides the opportunity for a higher level of incentive compensation.

Base Salary. Executive officer base salaries are evaluated by the Compensation Committee on an annual basis. Salary ranges are developed by considering results of an independent review of the structure and competitiveness of the total compensation program for the position in comparison to, and in consideration of, market conditions and the peer group, as well as the overall importance of each position within the Company. The Compensation Committee then takes into consideration each executive officer’s performance and contribution to the long-term goals of the Company, leadership, experience in the industry, and operational effectiveness, as well as recent operating results, achievement of performance targets and other relevant factors. Based on the foregoing, there was a 10% base salary increase for NEOs during the 2023 fiscal year.

Cash Incentive Bonus Plans. The Bank maintains a performance-based Management Incentive Bonus (“MIB”) plan for its officers. A significant element of the overall officer compensation program is aligning management’s initiatives and work ethic to the achievement of measurable corporate and individual goals that are established annually by the board of directors of the Bank and the Compensation Committee. These goals include, but are not limited to, net income, return on average equity, return on average assets (“ROAA”), earnings per share, growth in loans and deposits, net interest margin, efficiency, asset quality, liquidity and capital management, and regulatory compliance. The MIB includes a performance trigger to activate the plan, requiring ROAA to be at least 0.60%, and generates an incentive bonus pool using increasing marginal incentive tiers that are correlated to increasing marginal ROAA tiers. Each officer is awarded a portion of the bonus pool annually based on collective and individual performance goals established by the Compensation Committee. The Compensation Committee maintains the discretion to modify or adjust the plan, pool and awards to consider, among other factors, the business environment, market conditions, health and strategic initiatives of the Company, and regulatory considerations. Additionally, the Compensation Committee maintains the discretion to modify, decrease, increase or eliminate individual awards based on positive or negative performance of the Company or individual.

The Bank also maintains a second performance-based All-Employee Bonus (“AEB”) plan for its officers and non-officer employees. A significant element of the overall officer and non-officer compensation program is aligning all employees to the achievement of measurable management, corporate and individual initiatives and goals that are established annually by strategic planning of the board of directors of the Bank and executive management. The AEB includes a discretionary incentive plan and specific non-discretionary sub-plans for select areas, business lines and departments of the Bank, such as a Retail Incentive Plan. The AEB generates an incentive bonus amount using increasing marginal incentive tiers that are correlated to increasing marginal ROAA tiers. From the bonus pool, payments to employees participating in non-discretionary sub-plans is deducted and the remaining bonus pool is allocated semi-annually amongst eligible employees in amounts equal to the pro rata share of each employee’s eligible compensation to total eligible compensation. The Compensation Committee maintains the discretion to modify or adjust the plan, pool and awards. Additionally, the Compensation Committee maintains the discretion to modify, decrease, increase or eliminate individual awards based on positive or negative performance of the Company or individual.

The NEOs participated in the MIB and AEB, earning bonus amounts during the 2023 fiscal year, which are disclosed in total in the SCT provided below.

Equity Incentive Plan. The Company adopted an equity incentive plan approved by the Company’s shareholders in February 2021 (the “EIP”) in order promote the long-term financial success of the Company by providing a means to attract, retain and reward individuals who contribute to such success and to further align their interests with those of the Company’s shareholders through the ownership of additional common stock of the Company. We believe that equity grants having time-based vesting features awarded under the plan promotes executive retention because this feature incentivizes our executive officers to remain in our employment throughout the vesting period. The NEOs participated in the EIP and received awards in the form of restricted stock and incentive stock options during the 2023 fiscal year, which are disclosed in the SCT provided below.

Benefit Plans. The Company offers supplemental executive benefit plans in addition to qualified retirement and other benefit plans available to all employees. A summary of these programs (Supplement Life Insurance Agreements, 401(k) Plan and ESOP) is provided below.

Supplemental Life Insurance Agreements. The Bank has entered into Supplemental Life Insurance Agreements with certain officers of the Bank. The Bank acquired one or more life insurance policies on the lives of the officers whereby the Bank is the owner of the policies and has entered into an endorsement form with the officers to endorse a portion of the death benefits to the officers’ beneficiaries (such arrangements are referred to as “split dollar benefits”) should the officer die while employed by the Bank. The Supplemental Life Insurance Agreements provide for a split dollar benefit payable to the beneficiaries of executive officers, including NEOs, equal to three-times the base salary of the executive officer. Split dollar benefit amounts payable to the beneficiaries of non-executive officers range from one-times to two-times the base salaries of said officers depending on their officer rank. An officer’s participation in the Supplemental Life Insurance Agreements will cease upon termination of employment for all reasons other than death and disability related to terminal illness. The NEOs participate in Supplemental Life Insurance Agreements and the economic benefit of employer-paid premiums for split-dollar life insurance agreements and group term life insurance are disclosed in the SCT provided below.

401(k) Plan. The Bank maintains the 401(k) Plan, which is a qualified, tax-exempt profit sharing plan with a salary deferral feature under Section 401(k) of the Code. All employees who have attained age 21 and completed 3 months of eligibility service (as defined in the 401(k) Plan) are eligible to participate and are auto-enrolled in the 401(k) Plan for elective salary deferrals equal to 3% of eligible compensation (as defined in the 401(k) Plan). Additionally, participants may make elective salary deferrals during each plan year in an amount not to exceed the lesser of 75% or an annual limit imposed by law. Participants who have attained age 50 before the end of a plan year are also eligible to make catch-up contributions during each plan year in an amount not to exceed an annual limit imposed by law. In addition, participants that complete 1 year of eligibility service are eligible to receive safe harbor employer matching contributions equal to 100% of up to 5% of a participant’s eligible compensation that is deferred into the 401(k) Plan each plan year. Historically, the Bank has not made employer profit sharing contributions in addition to the safe harbor employer matching contributions. All participant elective salary deferrals, catch-up contributions, safe harbor employer matching contributions, and employer profit sharing contributions are immediately and fully vested. Participants are entitled to benefit payments upon termination of employment, once reached age 59 ½ or if have experienced an immediate or heavy financial need (as defined in and subject to various rules and requirements in the 401(k) Plan). Benefits are distributed in the form of lump sum payment. The NEOs participated in the 401(K) plan and received safe harbor employer matching contributions, which are disclosed in the SCT provided below.

Employee Stock Ownership Plan. The Bank adopted the ESOP for eligible employees, effective as of January 1, 2008, in connection with the Company’s initial public offering. All employees who attained age 21 and completed 1 year of eligibility service (as defined in the ESOP) on or before December 31, 2015 were eligible to participate in the ESOP. By resolution of the Board on December 16, 2015, the ESOP was frozen effective January 1, 2016 and no new participants were accepted thereafter. The ESOP trustee purchased, on behalf of the ESOP, 610,089 shares (split-adjusted for the Company’s three-for-one stock split in the form of a stock dividend effective September 15, 2021) of the Company’s common stock issued in the initial offering with the proceeds of a loan from the Company equal to the aggregate purchase price of the common stock. The loan was repaid principally and in full through the Company’s contribution to the ESOP and dividends payable on common stock held by the ESOP through December 31, 2015 and the trustee allocated all shares in the ESOP to the participants based on each participant’s proportional share of compensation relative to all participants. All participants became fully vested in their benefit after 6 years of eligibility service. Generally, participants will receive distributions from the ESOP after termination of employment. The NEOs are participants in the ESOP and received forfeiture allocations during the 2023 fiscal year, which are disclosed in the SCT provided below.

Risk Assessment

The Compensation Committee believes that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the design and composition of the elements of the Company’s executive compensation program do not encourage management to assume excessive risks. The Compensation Committee assesses risks posed by the compensation plans maintained for the benefit of, and incentive compensation paid to, officers and employees. The risk assessment conducted in fiscal year 2023 concluded that our incentive compensation plans provide incentives that appropriately balance risk and reward, are compatible with effective controls and risk management, and are supportive of strong governance, including active oversight by the Board.

Tax Deductibility of Executive Compensation

Under 162(m) of the Internal Revenue Code, as amended by the Tax Cut and Jobs Act (the “Tax Act”) on December 22, 2017, publicly-held corporations are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1 million per year for each covered employee, defined as the publicly-held corporation’s principal executive officer, principal financial officer and three additional highest compensated officers during any taxable year of the corporation beginning after December 31, 2016. The Tax Act provides “grandfathered” treatment for certain compensation in excess of the $1 million deductibility limitation, including compensation that is “qualified performance-based compensation” within the meaning of Section 162(m) before the Tax Act, if payable pursuant to a written binding contract in effect as of November 2, 2017 that is not modified in any material respect thereafter.

While the Compensation Committee currently does not have a formal policy with respect to the payment of compensation in excess of the deduction limit under Section 162(m) of the Internal Revenue Code, the Compensation Committee’s historical practice has been to structure compensation programs offered to the NEOs with a view to maximizing the tax deductibility of amounts paid. However, in structuring compensation programs and making compensation decisions, the Compensation Committee considers a variety of factors, including the materiality of the payment and tax deductions involved, the need for flexibility to address unforeseen circumstances, and our incentive and retention requirement for management personnel. After considering these factors, the Compensation Committee may decide to authorize payments, all or part of which may be a nondeductible expense for federal tax purposes.

Summary Compensation Table

The following information is furnished for the principal executive officer and the two most highly-compensated executive officers (other than the principal executive officer) of the Company or its subsidiaries whose total compensation earned for the fiscal year ended September 30, 2023 exceeded $100,000.

				Stock	Option	All Other
Name and Principal Position	Year	Salary	Bonus	Awards (1)	Awards (2)	Compensation (3)	Total
Larry W. Myers	2023	$407,101	$12,274	$89,960	$68,520	$64,445	$642,300
President & Chief Executive Officer	2022	381,085	375,056	200,400	158,175	62,939	1,177,655

Tony A. Schoen	2023	249,656	7,527	56,225	42,825	30,835	387,068
Chief Financial Officer	2022	233,715	218,343	133,600	105,450	28,287	719,395

Jackie R. Journell	2023	238,801	37,100	28,113	21,413	33,322	358,749
Chief Operating Officer	2022	223,554	152,980	66,800	52,725	33,101	529,160

(1)	Reflects the aggregate grant date fair value for restricted stock awards granted during the fiscal year, computed in accordance with FASB ASC Topic 718. The amounts were calculated based on the Company’s stock price as of the grant date, which was $22.49 per share. See footnotes to the directors and executive officers stock ownership table under “Stock Ownership” for the aggregate number of unvested restricted stock award shares held in trust by each NEO at fiscal year-end. Restricted stock awards vest in five approximately equal installments, with the first vesting occurring on the first anniversary of the grant date.

(2)	Reflects the aggregate grant date fair value for stock options granted during the fiscal year, computed in accordance with FASB ASC Topic 718 using the binomial option pricing model to estimate the fair value of stock option awards. Stock option awards vest in five approximately equal installments, with the first vesting occurring on the first anniversary of the grant date. The actual realized value of the stock options, if any, will depend on the extent to which the market value of Company common stock exceeds the exercise price of the stock options on the exercise date. Accordingly, there is no assurance that the realized value will be at or near the estimated value reflected in the table.

(3)	The amounts reported in the “All Other Compensation” column for 2023 are detailed in the table below.

	Mr. Myers	Mr. Schoen	Ms. Journell
Employer 401(k) Plan matching contributions	$12,949	$10,384	$15,214
Fair market value of ESOP allocations	409	399	402
Economic benefit of employer-paid premiums for split-dollar life insurance agreements and group term life insurance	6,608	1,177	2,753
Dividends on unvested restricted stock award shares	5,500	3,575	1,953
Director fees	27,000	8,000	1,000
Economic benefit of employer-provided vehicle	11,979	7,300	—
Vehicle allowance	—	—	12,000

Employment Agreements

Messrs. Myers and Schoen and Mrs. Journell (each an “executive” and, collectively, the “executives”) have entered into employment agreements with the Company and the Bank. As of September 30, 2023, the employment agreements had terms of three years and expire on October 1, 2025. The employment agreements provide that the Company and the Bank may extend the term of the employment agreements, following a review of an executive’s performance, for an additional year so that the remaining term of the agreements is again three years. As of September 30, 2023, the base salaries under the employment agreements are $425,000 for Mr. Myers, $261,000 for Mr. Schoen and $249,000 for Mrs. Journell, respectively. The employment agreements also provide for participation in employee benefit plans and programs we maintain for the benefit of employees and senior management personnel, including incentive compensation, health and welfare benefits, retirement benefits and certain fringe benefits, as described in the agreements. Following termination of employment, except in connection with a change in control, the executives must adhere to a one-year non-competition covenant and a two-year non-solicitation covenant. We also agree to pay all reasonable costs and legal fees of the executives in relation to the enforcement of the employment agreements, provided the executives succeed on the merits in a legal judgment, arbitration proceeding or settlement. The employment agreements also provide for indemnification of the executives to the fullest extent legally permissible. See “Potential Post-Termination Benefits” for a discussion of the benefits and payments the executives may receive upon termination of employment.

Potential Post-Termination Benefits

Payments Made Upon Termination for Cause or Voluntary Termination Without Good Reason. If we terminate the employment of Messrs. Myers or Schoen or Mrs. Journell for cause, or if an executive terminates employment without good reason, under the terms of the employment agreements the executive would receive his or her base salary through the date of his termination of employment and retain the rights to any vested benefits, subject to the terms of any applicable plan or agreement under which we provide those benefits.

Payments Made Upon Voluntary Termination with Good Reason and Termination Without Cause. If we terminate an executive for reasons other than cause, or if an executive resigns after the occurrence of specified circumstances that constitute constructive termination (i.e., for “good reason”), the executive will receive his or her base salary for the remaining unexpired term of the employment agreement, paid in a single lump sum within ten days of termination. In addition, we will continue or cause to be continued the executive’s medical benefits until the earlier of: (1) return to employment with the Company, the Bank or another employer; (2) attainment of age 65; (3) death; or (4) the end of the remaining term of the employment agreement.

Payments Made Upon Disability. Under the employment agreements, during any incapacity leading up to the termination of the executive’s employment due to disability, we will continue to pay the executive’s base salary, benefits (other than bonus) and perquisites until the executive becomes eligible for benefits under our disability plan.

Payments Made Upon Death. Under the employment agreements, following an executive’s death, we will pay the executive’s estate the compensation due to the executive through the end of the month in which his death occurs.

Payments Made Upon a Change in Control. Under the employment agreements, if, in connection with or following a change in control (as described in the agreements), we, or our successor, terminate the executive without cause or if the executive terminates employment voluntarily under specified circumstances that constitute good reason, the executive will receive a lump sum payment equal to three times his or her average annual taxable compensation for the five taxable years preceding the change in control. In addition, we will continue or cause to be continued the executive’s medical benefits until the earlier of: (1) the date he or she returns to employment with the Company, the Bank or another employer; (2) attainment of age 65; (3) death; or (4) the end of the remaining term of the employment agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information as of September 30, 2023, concerning unexercised options and unvested stock awards for each named executive officer.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)
Larry W. Myers	33,300	—	$13.36	11/21/2026	6,000	$88,380
	900	600	22.12	11/21/2029
	618	921	21.10	11/21/2030
	4,500	18,000	26.72	11/21/2031
	—	12,000	22.49	11/21/2032

Tony A. Schoen	21,150	—	13.36	11/21/2026	4,000	58,920
	900	600	22.12	11/21/2029
	600	900	21.10	11/21/2030
	3,000	12,000	26.72	11/21/2031
	—	7,500	22.49	11/21/2032

Jackie R. Journell	3,600	—	13.36	11/21/2026	2,000	29,460
	5,400	—	23.02	05/18/2028
	2,664	1,773	22.12	11/21/2029
	327	486	21.10	11/21/2030
	1,500	6,000	26.72	11/21/2031
	—	3,750	22.49	11/21/2032

(1)	Based on the $14.73 closing price of the Company’s common stock on September 30, 2023.

Pay Versus Performance

General. The federal securities laws and SEC regulations require the Company to provide the following information about the relationship between “compensation actually paid” to our PEO and to our Non-PEO NEOs and certain financial performance measures of the Company. Compensation actually paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year.

Year	SCT Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average SCT Total for Non- PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (4)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return (5)	Net Income (6)
						(In thousands)
2023	$642,300	$560,977	$372,908	$340,160	$55.56	$8,172
2022	1,177,655	1,114,340	624,278	588,380	84.27	15,386

(1)	Larry W. Myers served as PEO for each year presented in the above table. Compensation actually paid to Mr. Myers for each year presented in the table, as calculated in accordance with SEC regulations and presented in the Summary Compensation Table (“SCT”), was as follows:

(2)	2023	2022
Total Compensation as Reported in SCT	$642,300	$1,177,655
Fair value of equity awards granted during fiscal year	(158,480)	(358,575)
Fair value of equity compensation granted in current year at year end	127,421	300,825
Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	(49,529)	(2,812)
Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	(735)	(2,753)
Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year	—	—
Compensation Actually Paid to PEO	$560,977	$1,114,340

Fair value was computed in accordance with the Company’s methodology used for financial reporting purposes.

(3)	The Non-PEO NEOs for each year presented in the table below are Tony A. Schoen and Jackie R. Journell. The average compensation actually paid to the Non-PEO NEOs for each year presented in the table, as calculated in accordance with SEC regulations, was as follows:

(4)	2023	2022
Total Compensation as Reported SCT	$372,908	$624,278
Fair value of equity awards granted during fiscal year	(74,288)	(179,288)
Fair value of equity compensation granted in current year at year end	59,729	150,413
Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	(17,748)	(5,777)
Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	(441)	(1,246)
Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year	—	—
Average Compensation Actually Paid to Non-PEO NEOs	$340,160	$588,380

Fair value was computed in accordance with the Company’s methodology used for financial reporting purposes.

(5)	Total shareholder return (“TSR”) value represents the Company's cumulative TSR based on an initial $100 investment on September 30, 2021, assuming the reinvestment of dividends.

(6)	Net income is calculated in accordance with GAAP and reflects the amounts reported in the Company’s Annual Report on Form 10-K for the applicable year.

Relationship Between Compensation Actually Paid to PEO and the Average of the Compensation Actually Paid to Other Non-PEO NEOs and the Company's Cumulative TSR. From fiscal year 2022 to fiscal year 2023, the compensation actually paid to the PEO and the average of the compensation actually paid to the other Non-PEO NEOs decreased by 49.7% and 42.2%, respectively. The Company’s TSR decreased by 34.1% over the same period.

Relationship Between Compensation Actually Paid to PEO and the Average of the Compensation Actually Paid to Other Non-PEO NEOs and the Company's Net Income. From fiscal year 2022 to fiscal year 2023, the compensation actually paid to the PEO and the average of the compensation actually paid to the other Non-PEO NEOs decreased by 49.7% and 42.2%, respectively. From fiscal year 2022 to fiscal year 2023, the Company’s net income decreased by 46.9%.

OTHER INFORMATION RELATING TO DIRECTORS AND EXECUTIVE OFFICERS

Section 16(a) Beneficial Ownership Reporting Compliance

General. Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. These individuals are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Delinquent Section 16(a) Reports. Based solely on its review of copies of the reports the Company has received and written representations provided to it from the individuals required to file Section 16(a) reports, the Company believes that each individual who, at any time during the fiscal year ended September 30, 2023, served as an executive officer or director of the Company has complied with applicable reporting requirements for transactions in Company common stock during the fiscal year ended September 30, 2023, except for the following individuals who inadvertently failed to file timely reports as follows: Larry W. Myers (a Form 4 to report an open market sale), William Eric Howard (a Form 4 to report a purchase through the 401(k) Plan) and James E. Valete (a Form 3 and a Form 4 to report the award of restricted stock and stock options).

Transactions with Related Persons

Loans and Extensions of Credit. The federal securities laws generally prohibit the Company from extending credit to its executive officers and directors. However, there is a specific exemption for loans made by the Bank to its executive officers and directors in compliance with federal banking regulations. Federal banking regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank, therefore, is prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit the Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee. The Bank does not sponsor such a program.

According to the Audit Committee Charter, the Audit Committee periodically reviews, no less frequently than quarterly, a summary of the Company’s transactions with directors and executive officers of the Company, firms that directors own or control, and firms that employ directors, as well as any other related person transactions, for the purpose of recommending to the disinterested members of the Board that the transactions are fair, reasonable and within Company policy and should be ratified and approved. Also, in accordance with banking regulations and Company policy, the Board reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of the Company’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board. Additionally, pursuant to the Company’s Code of Ethics and Business Conduct, all executive officers and directors of the Company must disclose any existing or potential conflicts of interest to the President and Chief Executive Officer of the Company. Such potential conflicts of interest include, but are not limited to, the following: (i) the Company conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 1% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with the Company.

The aggregate outstanding balance of loans extended by the Bank to its executive officers and directors and their related parties was $1.5 million at September 30, 2023. These loans were performing according to their original terms at September 30, 2023. In addition, these loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features when made.

Other Transactions. Since October 1, 2022, there have been no transactions and there are no currently proposed transactions in which the Company or the Bank were or are to be a participant and the amount involved exceeds $120,000, and in which any of the Company’s executive officers and directors had or will have a direct or indirect material interest.

SUBMISSION OF BUSINESS PROPOSALS AND SHAREHOLDER NOMINATIONS

The Company must receive proposals that shareholders seek to include in the proxy statement for the Company’s 2025 annual meeting of shareholders no later than September 11, 2024. If the Company’s 2025 annual meeting of shareholders is held on a date that is more than 30 calendar days from February 6, 2025, a shareholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation materials for such annual meeting of shareholders. Any shareholder proposals will be subject to the requirements of the proxy rules adopted by the SEC.

Under SEC Rule 14a-19, a stockholder intending to engage in a director election contest with respect to the annual meeting of shareholders to be held in 2025 must give the Company notice of its intent to solicit proxies by providing the name(s) of its nominee(s) and certain other information at least 60 calendar days before the anniversary of the previous year’s annual meeting. If next year’s annual meeting is held on a date that is more than 30 calendar days from February 6, 2025, then notice must be given by the later of 60 calendar days before the date of the annual meeting or the 10th calendar day following the day on which the Company first makes public announcement of the date of the annual meeting.

In addition to the requirement of SEC Rule 14a-19, the Company’s Bylaws provide that, for a shareholder to make nominations for the election of directors or proposals for business to be brought before its annual meeting of shareholders, a shareholder must deliver notice of such nomination and/or proposals to the Company’s Secretary not less than 60 days nor more than 90 days before the date of the annual meeting of shareholders. However, if less than 71 days’ notice or prior public disclosure of the Company’s annual meeting of shareholders is given to shareholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the annual meeting of shareholders was mailed to shareholders or public disclosure of the meeting date was made. A copy of the Bylaws may be obtained from the Company.

SHAREHOLDER COMMUNICATIONS

The Company encourages shareholder communications to the Board and/or individual directors. All communications from shareholders should be addressed to First Savings Financial Group, Inc., First Savings Bank Center, 702 North Shore Drive, Suite 300, Jeffersonville, IN 47130. Communications to the Board should be sent to the attention of Tony A. Schoen, Corporate Secretary. Communications to individual directors should be sent to such director at the Company’s address. Shareholders who wish to communicate with a committee of the Board should send their communications to the attention of the chair of the committee, with a copy to L. Chris Fordyce, Chair of the Nominating/Corporate Governance Committee. It is within the discretion of the Nominating/Corporate Governance Committee as to whether a communication sent to the full Board should be brought before the full Board.

MISCELLANEOUS

The Company will pay the cost of this proxy solicitation and will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. Additionally, directors, officers and other employees of the Company may solicit proxies personally or by telephone. They will not receive additional compensation for these activities.

The Company’s Annual Report on Form 10-K has been included with this proxy statement. Any shareholder who has not received a copy of the Annual Report on Form 10-K may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the Annual Meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope or by voting via the Internet or by telephone.

By Order of the Board of Directors,

Tony A. Schoen
Corporate Secretary

Jeffersonville, Indiana

January 9, 2024

Signature [PLEASE SIGN WITHIN BOX] Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. COMMON CLASS Signature (Joint Owners) Date V26703-P01619 ! ! ! For All Withhold All For All Except ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. FIRST SAVINGS FINANCIAL GROUP, INC. 702 NORTH SHORE DRIVE, SUITE 300 JEFFERSONVILLE, IN 47130 FIRST SAVINGS FINANCIAL GROUP, INC. 01) Pamela Bennett-Martin 02) Martin A. Padgett 03) John E. Colin 1. To elect three directors to serve for a term of three years Nominees: The Board of Directors unanimously recommends you vote FOR ALL the following director nominees: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. The Board of Directors unanimously recommends you vote FOR the following proposals: 2. The approval of a non-binding proposal to ratify the appointment of FORVIS, LLP as the independent registered public accounting firm of First Savings Financial Group, Inc. for the fiscal year ending September 30, 2024. 3. The approval of a non-binding resolution to approve the compensation of the named executive officers as disclosed in the accompanying proxy statement. For Against Abstain ! ! ! SCAN TO VIEW MATERIALS & VOTEw VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. The deadline for Internet voting is 11:59 P.M. Eastern Time on February 5, 2024. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. The deadline for telephone voting is 11:59 P.M. Eastern Time on February 5, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V26704-P01619 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. FIRST SAVINGS FINANCIAL GROUP, INC. Annual Meeting of Shareholders February 6, 2024 2:00 PM This proxy is solicited by the Board of Directors The undersigned hereby appoints the official proxy committee of First Savings Financial Group, Inc. (the "Company"), consisting of Douglas A. York, Steven R. Stemler and John P. Lawson, Jr. or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Shareholders to be held on February 6, 2024 at 2:00 PM, local time, at the First Savings Bank Center, 702 North Shore Drive, Jeffersonville, Indiana 47130 and at any adjournments or postponements thereof, with all of the powers the undersigned would possess if personally present at such meeting. This proxy will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted "FOR ALL" of the director nominees and "FOR" each of proposals 2 and 3. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the Proxy Committee of the Board of Directors to vote (1) with respect to the election of any person as director, where the nominees are unable to serve or for good cause will not serve and (2) matters incident to the conduct of the meeting. Continued and to be signed on reverse side

Signature [PLEASE SIGN WITHIN BOX] Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY V26705-P01619 ! ! ! For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. 401(k) PLAN FIRST SAVINGS FINANCIAL GROUP, INC. 702 NORTH SHORE DRIVE, SUITE 300 JEFFERSONVILLE, IN 47130 THIS 401(K) PLAN VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED. FIRST SAVINGS FINANCIAL GROUP, INC. The Board of Directors unanimously recommends you vote FOR ALL the following director nominees: 1. To elect three directors to serve for a term of three years Nominees: Please sign exactly as your name appears hereon. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. The Board of Directors unanimously recommends you vote FOR the following proposals: 2. The approval of a non-binding proposal to ratify the appointment of FORVIS, LLP as the independent registered public accounting firm of First Savings Financial Group, Inc. for the fiscal year ending September 30, 2024. 3. The approval of a non-binding resolution to approve the compensation of the named executive officers as disclosed in the accompanying proxy statement. ! ! ! For Against Abstain ! ! ! 01) Pamela Bennett-Martin 02) Martin A. Padgett 03) John E. Colin SCAN TO VIEW MATERIALS & VOTEw VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. The deadline for Internet voting is 11:59 P.M. Eastern Time on January 30, 2024. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. The deadline for telephone voting is 11:59 P.M. Eastern Time on January 30, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The deadline for voting by mail is 11:59 P.M. Eastern Time on January 30, 2024.

V26706-P01619 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. FIRST SAVINGS FINANCIAL GROUP, INC. Annual Meeting of Shareholders February 6, 2024 2:00 PM This 401(k) Plan voting instruction is solicited by the Board of Directors The undersigned hereby directs Pentegra Trust Company ("401(k) Plan Trustee") to vote all shares of First Savings Financial Group, Inc. ("Company") common stock credited to the undersigned in the First Savings Bank Employees' Savings & Profit Sharing Plan ("401(k) Plan") which the undersigned is entitled to direct the 401(k) Plan Trustee to vote at the Annual Meeting of Shareholders to be held on February 6, 2024 at 2:00 PM, local time, at the First Savings Bank Center, 702 North Shore Drive, Jeffersonville, Indiana 47130, and at any adjournments or postponements thereof. The 401(k) Plan Trustee will vote as directed if the voting instructions are timely. The 401(k) Plan Trustee will vote all shares of Company common stock held in the 401(k) Plan for which no timely instructions are received as directed by the Company. Voting instructions are considered timely if they are received by 11:59 PM ET on January 30, 2024. Participant voting instructions will not be revealed to any employee or director of the Company or First Savings Bank. Continued and to be signed on reverse side

Signature [PLEASE SIGN WITHIN BOX] Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY V26707-P01619 ! ! ! For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ESOP THIS ESOP VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED. FIRST SAVINGS FINANCIAL GROUP, INC. 702 NORTH SHORE DRIVE, SUITE 300 JEFFERSONVILLE, IN 47130 FIRST SAVINGS FINANCIAL GROUP, INC. The Board of Directors unanimously recommends you vote FOR ALL the following director nominees: 1. To elect three directors to serve for a term of three years Nominees: Please sign exactly as your name appears hereon. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. The Board of Directors unanimously recommends you vote FOR the following proposals: 2. The approval of a non-binding proposal to ratify the appointment of FORVIS, LLP as the independent registered public accounting firm of First Savings Financial Group, Inc. for the fiscal year ending September 30, 2024. 3. The approval of a non-binding resolution to approve the compensation of the named executive officers as disclosed in the accompanying proxy statement. ! ! ! For Against Abstain ! ! ! 01) Pamela Bennett-Martin 02) Martin A. Padgett 03) John E. Colin SCAN TO VIEW MATERIALS & VOTEw VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. The deadline for Internet voting is 11:59 P.M. Eastern Time on January 30, 2024. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. The deadline for telephone voting is 11:59 P.M. Eastern Time on January 30, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The deadline for voting by mail is 11:59 P.M. Eastern Time on January 30, 2024.

V26708-P01619 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. FIRST SAVINGS FINANCIAL GROUP, INC. Annual Meeting of Shareholders February 6, 2024 2:00 PM This ESOP voting instruction is solicited by the Board of Directors The undersigned hereby directs First Bankers Trust Services, Inc. ("ESOP Trustee") to vote all shares of First Savings Financial Group, Inc. ("Company") common stock allocated to the undersigned in the First Savings Bank Employee Stock Ownership Plan ("ESOP") which the undersigned is entitled to direct the ESOP Trustee to vote at the Annual Meeting of Shareholders to be held on February 6, 2024 at 2:00 PM, local time, at the First Savings Bank Center, 702 North Shore Drive, Jeffersonville, Indiana 47130, and at any adjournments or postponements thereof. In accordance with the terms of the ESOP, the ESOP Trustee will vote as directed if the voting instructions are timely. The ESOP Trustee will vote all unallocated shares of Company common stock and shares of Company common stock for which timely instructions were not received in a manner calculated to most accurately reflect the timely instructions the ESOP Trustee received from other participants. Voting instructions will be considered timely if received by 11:59 PM ET on January 30, 2024. Participant voting instructions will not be revealed to any employee or director of the Company or First Savings Bank. Continued and to be signed on reverse side